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                                                                 EXHIBIT 99.4

[U. S. Bancorp letterhead]
DATE: August 29, 1995
TO: Employee Investment Plan (EIP) Participant
FROM: EIP Administration WW HZA HAZLEHURST




RE: Proxy Mailing

  Enclosed is a copy of the Notice of Special Meeting and Joint Proxy Statement/Prospectus relating to the proposed merger of West One Bancorp with and into U. S. Bancorp. A form on which you may direct the Trustee as to how to vote the full shares of U. S. Bancorp common stock credited to your account under the EIP with respect to the proposed merger is also enclosed.

  The voting directive form should be completed and sent in the enclosed return envelope to PL-6, Trust Operations Administration, Attn: Barbara Schocko.
In order to allow time for processing and tallying, voting directives must be received by the Trust Group by 5:00 p.m. on September 29, 1995.

  YOUR VOTE IS IMPORTANT. FAILURE TO RETURN YOUR VOTING DIRECTIVE HAS THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

  These instructions do NOT apply to any stock of U. S. Bancorp that you may own apart from the EIP. You should receive proxy materials relating to any such shares under separate cover and should follow the usual procedures applicable to personally owned stock in voting such shares.

  If you have any questions, please call EIP Administration at 1-800-723-BENE and press star zero (*0), to speak to a Participant Services Representative, available from 8:00 a.m. to 5:00 p.m., Monday through Friday.